EXHIBIT 107

Calculation Of Filing Fee Tables

Form S-3

(Form Type)

Permianville Royalty Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Equity	Units of Beneficial Interest in Permianville Royalty Trust	Rule 457(c)	8,600,000	$4.425	$38,055,000	$0.0000927	$3,527.70

Total Offering Amounts					$38,055,000		$3,527.70

Total Fee Offsets							—

Net Fee Due							$3,527.70

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price for the 8,600,000 trust units being registered hereby is based on a price of $4.425 per unit, which is the average of the high and low trading prices per trust unit as reported by the New York Stock Exchange on June 16, 2022.

(2)	Calculated in accordance with Rule 457(c) under the Securities Act.